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                                                                   EXHIBIT 10.11
                                 LOAN AGREEMENT


     This LOAN AGREEMENT (the "Agreement"), dated as of August 2, 1996, is entered into between UNIONBANCORP, INC., a Delaware corporation (the "Borrower"), and LASALLE NATIONAL BANK, a national banking association (the "Bank").

                                   RECITALS:

     WHEREAS, the Borrower has entered into agreements pursuant to which it has agreed to enter into the following transactions, (i) Agreement of Merger dated January 23, 1996, pursuant to which the Borrower will merge with PRAIRIE BANCORP, an Illinois corporation ("Prairie"), with the Borrower being the corporation which survives the merger, and (ii) Stock Purchase Agreement dated March 21, 1996, pursuant to which the Borrower purchased all of the issued and outstanding shares of the capital stock of COUNTRY BANCSHARES, an Illinois corporation (the "Country Shares");

     WHEREAS, the Borrower desires to borrow from the Bank and the Bank is willing to lend to the Borrower up to an amount not to exceed TWENTY SIX MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($26,500,000) in accordance with the terms, subject to the conditions and in reliance on the representations, warranties and covenants set forth herein and in the other documents and instruments entered into or delivered in connection with or relating to the loans contemplated in this Agreement; and

     WHEREAS, as collateral security for such extension of credit, the Borrower and its direct subsidiaries, Prairie Acquisition Corp. ("PAC") and CBI Acquisition Corp. ("CBI"), have agreed to grant to the Bank a security interest in the capital stock of their respective subsidiaries (the "Subsidiaries", and the capital stock issued thereby shall be referred to as the "Subsidiary Shares").

                                   AGREEMENT:

     1. COMMITMENTS OF THE BANK.

     The Bank agrees to extend certain loan facilities (each a "Loan" and collectively, the "Loans") to the Borrower, as follows:

        (a) Line of Credit Loan in a principal amount not to exceed TWENTY SIX MILLION and 00/100 DOLLARS ($26,000,000); and

        (b) Revolving Credit Loan in a principal amount not to exceed FIVE HUNDRED THOUSAND and 00/100 DOLLARS ($500,000).

     The Loans shall be evidenced by the Notes (as such term is defined below), and secured by the Pledge Agreements (as such term is defined below) in accordance with terms and subject to the conditions set forth in this Agreement, the Notes and the Pledge Agreements.

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     2. CONDITIONS OF BORROWING.

     Notwithstanding any other provision of this Agreement, the Bank shall not be required to extend the Loans:

        (a) if, since the date of this Agreement and up to the agreed upon date of the Loans, there has occurred, in the Bank's sole and complete discretion, a material adverse change in the financial condition or affairs of the Borrower or the Subsidiaries;

        (b) if any Default (as such term is defined below) or any event which, with the giving of notice or lapse of time, or both, would constitute such a Default, has occurred;

        (c) if any litigation or governmental proceeding has been instituted or threatened against the Borrower, the Subsidiaries or any of their respective officers or shareholders which in the sole discretion of the Bank will adversely affect the financial condition or operations of the Borrower or any such Subsidiary;

        (d) if all necessary or appropriate actions and proceedings shall not have been taken in connection with, or relating to the transactions contemplated hereby and all documents incident thereto shall not have been completed and tendered for delivery, in substance and form satisfactory to the Bank, including, but not limited to, the Bank's failure to have received evidence that: (i) the Borrower has received all necessary regulatory approvals to acquire the Country Shares and to merge with Prairie; and (ii) the Borrower has provided such notices to all appropriate federal banking agencies as to satisfy the requirements of 12 U.S.C. Section 1817(j)(9)(E);

        (e) (i) if the Borrower shall not have tendered for delivery the Notes and that certain Pledge and Security Agreement dated of even date herewith and executed by Borrower for the benefit of Bank (the "Borrower Pledge Agreement"); (ii) PAC shall not have tendered a Pledge and Security Agreement dated of even date herewith and executed by PAC for the benefit of the Bank (the "PAC Pledge Agreement"); and (iii) CBI shall not have tendered a Pledge and Security Agreement of even date herewith and executed by CBI for the benefit of the Bank (the "CBI Pledge Agreement"; and collectively with the Borrower Pledge Agreement and the PAC Pledge Agreement, the "Pledge Agreements") together with all of the Pledged Security (as such term is defined in the Pledge Agreements), or if the Borrower, PAC or CBI has not executed and delivered an agreement to pledge with respect to any Subsidiary Shares which cannot be immediately pledged pursuant to the Pledge Agreements, all in form and content satisfactory to the Bank;

        (f) if the Borrower shall not have tendered for delivery a legal opinion from the Borrower's counsel in form and substance satisfactory to the Bank and Bank's legal counsel; or

        (g) if the Bank shall not have received in substance and form satisfactory to the Bank, all certificates, affidavits, schedules, resolutions, opinions, notes, and/or other documents which are provided for hereunder, or which it may reasonably request.

     3. NOTES EVIDENCING BORROWING.

        (a)  The Loans shall be evidenced by the following promissory notes:

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     (i) a Line of Credit Note in the principal amount of TWENTY SIX MILLION
AND 00/100 DOLLARS ($26,000,000) (the "Line of Credit Note"), in the form of Exhibit A hereto; and

     (ii) a Revolving Note in the principal amount of FIVE HUNDRED THOUSAND and 00/100 DOLLARS ($500,000) (the "Revolving Note"), in the form of Exhibit B hereto (the Revolving Note and the Line of Credit Note are each referred to individually as the "Note" and collectively as the "Notes").

Without in any way limiting the terms or conditions of the Notes:

     (b) Interest on both Notes shall be payable the earlier of quarterly or at the end of a LIBOR Interest Period (as defined below), in arrears, commencing on January 1, 1997 and continuing on the first day of each April, July, October and January thereafter, with a final payment of all outstanding amounts due under the Notes, including, but not limited to principal, interest and any amounts owing under Subsection 10(k) of this Agreement, if not sooner paid, on August 2, 1997.

     The amounts outstanding from time to time under the Line of Credit Note shall bear interest calculated on the actual number of days elapsed on the basis of a 360 day year, at a rate equal, at the Borrower's option of:

     (i) the London Inter-Bank Offered Rate ("LIBOR") plus 125 basis points;

     (ii) the Prime Rate; or

     (iii) the fixed rate of 150 basis points in excess of the rate of treasury bills with the same maturity as the remaining term of the Line of Credit Note (the "Fixed Rate"; whichever rate is so selected or applicable to a Note from time to time, the "Interest Rate").

     The amounts outstanding from time to time under the Revolving Note shall bear interest calculated on the actual number of days elapsed on the basis of a 360 day year at the Prime Rate.

     For purposes of this Agreement, the term "Prime Rate" shall mean the floating prime rate in effect from time to time as set by the Bank, and referred to by the Bank as its Prime Rate. The Borrower acknowledges that the Prime Rate is not necessarily the Bank's lowest or most favorable rate of interest at any one time. The effective date of any change in the Prime Rate shall for purposes hereof be the date the rate change is publicly announced by the Bank.

     LIBOR borrowings hereunder shall be for a period of one, two, three, six or twelve months (each an "Interest Period"). Payments of LIBOR borrowings shall be permitted only at the conclusion of an Interest Period.

     The Bank's determination of LIBOR as provided above shall be conclusive, absent manifest error. Furthermore, if the Bank determines, in good faith (which determination shall be conclusive, absent manifest error), prior to the commencement of any Interest Period that (a) U.S. dollar deposits of sufficient amount and maturity for funding any LIBOR Loan are not available to the Bank in the London Interbank Eurodollar market in the ordinary course of business, or
(b) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist

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for ascertaining the rate of interest to be applicable to the relevant LIBOR
Loan, the Bank shall promptly notify the Borrower and such LIBOR Loan shall be immediately due and payable on the last banking day of the then existing Interest Period, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

     If, after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending office (a "Regulatory Change"), shall, in the opinion of counsel to the Bank, makes it unlawful for the Bank to make or maintain any LIBOR Loan evidenced hereby, then the Bank shall promptly notify the Borrower and such LIBOR Loan shall be immediately due and payable on the last banking day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

     If, for any reason, any LIBOR Loan is paid prior to the last banking day of its then-current Interest Period, the Borrower agrees to indemnify the Bank against any loss (including any loss on redeployment of the funds repaid), cost or expense incurred by the Bank as a result of such prepayment.

     If any Regulatory Change (whether or not having the force of law) shall
(a) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Bank; (b) subject the Bank or any LIBOR Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to the Bank of principal or interest due from the Borrower to the Bank hereunder (other than a change in the taxation of the overall net income of the Bank); or (c) impose on the Bank any other condition regarding such LIBOR Loan or the Bank's funding thereof, and the Bank shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to the Bank of making or maintaining such LIBOR Loan or to reduce the amount of principal or interest received by the bank hereunder, then the Borrower shall pay to the Bank, on demand, such additional amounts as the Bank shall, from time to time, determine are sufficient to compensate and indemnify the Bank for such increased cost or reduced amount.

     Each request by Borrower for a LIBOR Loan must be received by Bank no later than 11:00 a.m. Chicago, Illinois time, on the day which is two days prior to the day it is to be funded. Requests for all other Loans must be received by Bank no later than 11:00 a.m. Chicago, Illinois time, on the same day it is to be funded.

         (c) No amount of principal repaid under the Line of Credit Note may be borrowed again. One principal payment in the amount of $10,000,000 shall be due and payable under the Line of Credit Note on or before November 1, 1996.

         (d) Any amount of principal or interest on the Notes which is not paid when due, whether at stated maturity, by acceleration or otherwise shall bear interest payable on demand at an interest rate equal at all times to two percent (2%) above the Interest Rate.

         (e) If any payment to be made by the Borrower hereunder shall become due on a Saturday, Sunday or Bank holiday under the laws of the State of Illinois, such payment shall be made

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on the next succeeding business day and such extension of time shall be included in computing any interest in respect of such payment.

     4. PRINCIPAL PREPAYMENTS.

     Prepayments of principal amounts of Prime Rate Loans are permitted without premium or penalty at any time, and shall be applied to the next succeeding principal payment due. Prepayments of principal amounts of LIBOR Loans shall be subject to Section 3(b), above.

     The Borrower may prepay the principal balance of Fixed Rate Loans, in whole, subject to the following conditions:

     (a) Not less than thirty (30) days prior to the date upon which the Borrower desires to make such prepayment, the Borrower shall deliver to the Bank written notice of its intention to prepay, which notice shall be irrevocable and state the prepayment amount and the prepayment date (the "Prepayment Date");

     (b) The Borrower shall pay to the Bank, concurrently with such prepayment, a prepayment premium (the "Prepayment Premium") equal to the greater of (1) the Yield Amount (as hereinafter defined) or (2) the Fixed Amount (as hereinafter defined); and

     (c) The Borrower shall pay to the Bank all accrued and unpaid interest on such Fixed Rate Loan through the date of such prepayment on the principal balance being prepaid.

     The Borrower shall, in addition to the outstanding principal balance, accrued interest and other sums due hereunder, pay the amount representing the Prepayment Premium. For purposes hereof, the "Fixed Amount" shall mean one percent (1.00%) of the amount prepaid and the "Yield Amount" shall be the amount calculated as follows:

          (A) There shall first be determined, as of the Prepayment Date, the amount, if any, by which the Fixed Rate exceeds the yield to maturity percentage (the "Current Yield") for the United States Treasury Note closest in maturity to the maturity of such Fixed Rate Loan (the "Treasury Note") as published in The Wall Street Journal on the fifth business day preceding the Prepayment Date. If publication of (1) The Wall Street Journal or (2) the Current Yield of the Treasury
     Note in The Wall Street Journal is discontinued, the Bank, in its sole discretion, shall designate another daily financial or governmental publication of national circulation to be used to determine the Current Yield;

          (B) The difference calculated pursuant to clause (A) above shall be multiplied by the outstanding principal balance of the Fixed Rate Loan as of the Prepayment Date;

          (C) The product calculated pursuant to clause (B) above shall be multiplied by the quotient, rounded to the nearest one-hundredth of one percent, obtained by dividing (1) the number of days from and including the Prepayment Date to and including the maturity of the Fixed Rate Loan, by (2) 365; and

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          (D) The sum calculated pursuant to clause (C) above shall be discounted at the annual rate of the Current Yield to the present value thereof as of the Prepayment Date, on the assumption that said sum would be received in equal monthly installments on each monthly anniversary of the Prepayment Date prior to the maturity date of the Fixed Rate Loan, with the final such installment to be deemed received on the maturity date of the Fixed Loan; provided, that the Borrower shall not be entitled in any event to a credit against, or a reduction of, the indebtedness being prepaid if the Current Yield exceeds the Fixed Rate or for any other reason.

     5. REPRESENTATIONS AND WARRANTIES.

     To induce the Bank to make the Loans provided for herein, the Borrower represents and warrants as follows:

        (a) The Borrower: (i) is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware; (ii) is duly qualified as a foreign corporation and in good standing in all states in which it is doing business except where the failure to so qualify would not have a material adverse effect on the Borrower or its business; and (iii) has all requisite power and authority, corporate or otherwise, to own, operate and lease its properties and to carry on its business as now being conducted. Each of the Subsidiaries is an Illinois banking corporation, and has all requisite power and authority, corporate or otherwise, to own, operate and lease its property and to carry on its business as now being conducted. The Borrower and each Subsidiary have made payment of all franchise and similar taxes in all of the respective jurisdictions in which they are incorporated or qualified, so far as such taxes are due and payable at the date of the Agreement, except for any such taxes the validity of which is being contested in good faith and for which proper reserves have been set aside on the books of the Borrower or the Subsidiaries, as the case may be.

        (b) The proceeds of the Line of Credit Loan shall be used to acquire the Country Shares and to consummate the merger with Prairie and upon acquisition of the Country Shares, the Borrower shall be the owner of 100% of the issued and outstanding capital stock of Country. Attached hereto as Exhibit C is a true, correct and complete list of the owners of the shares of capital stock of the Subsidiaries.

        (c) The Country Shares have been duly authorized, legally and validly issued, are fully paid and nonassessable, and are owned by the Borrower free and clear of all pledges, liens, security interests, charges or encumbrances, except, upon consummation of the transactions contemplated herein, for the security interest granted by the Borrower to the Bank. There are, as of the date hereof, no outstanding options, rights or warrants obligating the Borrower or the Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Subsidiaries or obligating the Borrower or the Subsidiaries to grant, extend or enter into any such agreement or commitment.

        (d) The financial statements of:

        (i) the Borrower, all of which have heretofore been furnished to the Bank, have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") and maintained by the Borrower throughout the periods involved, and fairly present the financial

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condition of the Borrower individually and on a consolidated basis at such dates specified therein and the results of its operations for the periods then ended; and

     (ii) each Subsidiary, all of which have heretofore been furnished to the Bank, to the best knowledge of the Borrower have been prepared in accordance with GAAP and maintained by each Subsidiary throughout the periods involved, and fairly present the financial condition of such Subsidiary at such dates specified therein and the results of its operation for the periods then entered.

     (e) To the best knowledge of the Borrower, since the latest date of the financial statements referred to in Section 5(d) above, there have been no material changes in the assets, liabilities, or condition, financial or otherwise, of the Borrower or the Subsidiaries other than changes arising from transactions in the ordinary course of business, and none of such changes has been materially adverse, whether in the ordinary course of business or otherwise. To the best knowledge of the Borrower, neither the business nor the properties of the Borrower nor any Subsidiary have been materially and adversely affected in any way, including, without limitation, as a result of any fire, explosion, accident, strike, lockout, labor disputes, food, drought, embargo, imposition of governmental restrictions, confiscation by a governmental agency or acts of God.

     (f) There are no actions, suits, proceedings or written agreements pending, or to the best of the knowledge of the Borrower threatened or proposed, against the Borrower or, to the best knowledge of the Borrower, any Subsidiary at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, or other administrative agency, domestic or foreign, of a material nature; and neither of the Borrower nor, to the best knowledge of the Borrower, any Subsidiary is in default with respect to any order, writ, injunction, or decree of, or any written agreement with, any court, commission, board or agency, domestic or foreign.

     (g) all tax returns and reports of the Borrower and, to the best knowledge of the Borrower, each Subsidiary, required by law to be filed have been duly filed, and all taxes, assessments, fees and other governmental charges upon the Borrower and each Subsidiary or upon any of their properties or assets which are due and payable have been paid, and the Borrower knows of no additional assessment of a material nature against the Borrower or either Subsidiary for taxes, or except as disclosed on the financial statements referred to in
Section 5(d) above, of any basis for any such additional assessment.

     (h) The Borrower's primary business is that of a bank holding company, and all necessary regulatory approvals have been obtained for it to conduct its business.

     (i) The deposit accounts of the Subsidiaries which are banks or savings and loan entities are insured by the Federal Deposit Insurance Corporation ("FDIC").

     (j) None of the Pledged Security constitutes margin stock, as defined in Regulation U of the Board of Governors of the Federal Reserve System ("FRS").

     The foregoing representations and warranties shall survive the making of this Agreement, and execution and delivery of the Notes and the Pledge Agreements, and shall be deemed to be continuing representations and warranties until such time as the Borrower has satisfied all of its

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obligations to the Bank, including, but not limited to the obligation to pay in full all principal, interest and other amounts in accordance with the terms of this Agreement or the Notes.

     6. NEGATIVE COVENANTS

     The Borrower agrees that until the Borrower satisfies all of its obligations to the Bank, including, but not limited to its obligations to pay in full all principal, interest and other amounts owing in accordance with the terms of this Agreement or the Notes, the Borrower shall not itself, nor shall Borrower cause, permit or allow the Subsidiaries to:

        (a) create, assume, incur, have outstanding, or in any manner become liable in respect of any indebtedness for borrowed money, except in the case of Borrower, secured indebtedness under Section 6(b)(vi), and, in the case of the Subsidiaries, indebtedness incurred in the ordinary course of the business of banking and in accordance with applicable laws and regulations and safe and sound banking practices. For purposes of this Agreement, the phrase "indebtedness" shall mean and include:

        (i) all items arising from the borrowing of money, which according to generally accepted accounting principles now in effect, would be included in determining total liabilities as shown on the balance sheet;

        (ii) all indebtedness secured by any lien in property owned by the Borrower whether or not such indebtedness shall have been assumed;

        (iii) all guarantees and similar contingent liabilities in respect to indebtedness of others; and

        (iv) all other interest-bearing obligations evidencing indebtedness in others;

        (b) create, assume, incur, suffer or permit to exist any mortgage, pledge, deed of trust, encumbrance (including the lien or retained security title of a conditional vendor) security interest, assignment, lien or charge of any kind or character upon or with respect to any of their properties whether owned at the date hereof or hereafter acquired, or assigned or otherwise convey any right to receive income excepting only:

        (i) liens for taxes, assessments or other governmental charges for the then current year or which are not yet due or delinquent;

        (ii) liens for taxes, assessments or other governmental charges already due, but the validity of which is being contested at the time in good faith in such a manner as not to make the property forfeitable;

        (iii) liens and charges incidental to current operation which are not due or delinquent;

        (iv) liens for workmen's compensation awards not due or delinquent;

        (v) pledges or deposits to secure obligations under workmen's compensation laws or similar legislation;

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        (vi) purchase money mortgages or other liens on real property including those incurred for the construction of a banking facility, and bank furniture and fixtures acquired or held in the ordinary course of business to secure the purchase price of such property or to secure the indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of any such property to be subject to such mortgages or other liens, or mortgages or other liens existing on any such property at the time of acquisition, or extensions, renewals, or replacements of any of the foregoing for the same or a lesser amount, provided that no such mortgage or other liens shall extend to or cover any property other than the property being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the mortgage or lien being extended, renewed or replaced, and provided further that no such mortgage or lien shall exceed 75% of the price of acquisition, construction or improvement at the time of acquisition, construction or improvement, and provided, further that the aggregate principal amount of consolidated indebtedness at any one time outstanding and secured by mortgages, liens, conditional sale agreements and other security interests permitted by this clause (vi) shall not exceed 10% of the consolidated capital of the Borrower or any Subsidiary, as the case may be;

        (vii) liens existing on the date hereof as shown on their financial statements; and

        (viii) in the case of the Subsidiaries, liens incurred in the ordinary course of the business of banking and in accordance with applicable laws and regulations and safe and sound banking practices;

        (c) dispose by sale, assignment, lease or otherwise property or assets now owned or hereafter acquired, outside the ordinary course of business in excess of 10% of its consolidated assets in any fiscal year;

        (d) merge into or consolidate with or into any other person, firm or corporation;

        (e) make any loans or advances whether secured or unsecured to any person, firm or corporation, other than loans or advances made by the Subsidiaries in the ordinary course of their banking business and in accordance with applicable laws and regulations and safe and sound banking practices;

        (f) engage in any business or activity not permitted by all applicable laws and regulations, including without limitation, the Bank Holding Company Act of 1954, the Illinois Banking Act, the Federal Deposit Insurance Act and any regulations promulgated thereunder;

        (g) make any loan or advance secured by the capital stock of another bank or depository institution (except for loans made in the ordinary course of business), or acquire the capital stock, assets or obligations of or any interest in another bank or depository institution, without prior written approval of the Bank;

        (h) directly or indirectly create, assume, incur, suffer or permit to exist any pledge, encumbrance, security interest, assignment, lien or charge of any kind or character on the Subsidiary Shares or any other stock owned by the Borrower;

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        (i) permit the value of the Subsidiary Shares to be less than
$45,000,000 at any time;

        (j) sell, transfer, issue, reissue, exchange or grant any option with respect to the Subsidiary Shares;

        (k) redeem any of its capital stock, declare a stock dividend or split or otherwise change the capital structure of Borrower or any Subsidiary without prior written approval of the Bank;

        (l) breach or fail to perform or observe any of the terms and conditions of the Notes, the Pledge Agreements or any other document or agreement entered into or delivered in connection with, or relating to, the Loans;

        (m) engage in any unsafe or unsound banking practices; or

        (n) violate any law or regulation, or any condition imposed by or undertaking provided to the FRS, the FDIC or the Illinois Commissioner of Banks and Trust Companies in connection with the Borrower's acquisition of the Subsidiary Shares.

     7. AFFIRMATIVE COVENANTS.

     The Borrower agrees that until the Borrower satisfies all of its obligations to the Bank, including, but not limited to its obligations to pay in full all principal, interest and other amounts in accordance with the terms of the Agreement, the Notes and the Pledge Agreements, it shall:

        (a) furnish and deliver to the Bank:

        (i) as soon as practicable, and in no event later than forty-five (45) days after the end of each of the first three calendar quarterly periods of the Borrower and the Subsidiaries, a copy of: (1) the balance sheet, profit and loss statement, surplus statement and any supporting schedules prepared in accordance with generally accepted accounting principles consistently applied and signed by the presidents and chief financial officers of the Borrower and the Subsidiaries; and (2) all financial statements, including, but not limited to, all call reports, filed with any state or federal bank regulatory authority;

        (ii) as soon as practicable, and in no event later than one hundred twenty (120) days after the end of each calendar year, a copy of: (1) the consolidated balance sheets as of the end of such year and of the consolidated profit and loss and surplus statements for the Borrower and the Subsidiaries for such year audited by independent certified public accountants satisfactory to the Bank and accompanied by an unqualified opinion; and (2) all financial statements and reports, including, but not limited to call reports and annual reports, filed annually with state or federal regulatory authorities;

        (iii) at the Bank's request, copies of the then current loan/asset watch list, the substandard loan/asset list, the nonperforming loan/asset list and other real estate owned list of each Subsidiary;

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     (iv) immediately after receiving knowledge thereof, notice in writing of all charges, assessment, actions, suits and proceeding that are proposed or initiated by, or brought before, any court or governmental department, commission, board or other administrative agency, in connection with the Borrower or any Subsidiary, other than ordinary course of business litigation not involving the FRS, the FDIC or the Illinois Commissioner of Banks and Trust Companies, which, if adversely decided, would not have a material effect on the financial condition or operations of the Borrower or any such Subsidiary; and

     (v) promptly after the occurrence thereof, notice of any other matter which has resulted in a materially adverse change in the financial condition or operations of the Borrower or any Subsidiary;

     (b) at the Bank's request, deliver to Bank a certificate signed by the President and the Treasurer of the Borrower, containing a computation of the then current financial ratios specified in Subsections 7(c) through (h) of this Agreement, and stating that no Default or unmatured Default has occurred or is continuing, or, if there is any such event, describing such event, the steps, if any, that are being taken to cure it, and the time within which such cure will occur;

     (c) maintain such capital as is necessary to cause the Borrower to have adequate capital in accordance with the regulations of the FRS and any requirements or conditions that the FRS has or may impose on the Borrower;

     (d) as of June 30, 1996 maintain such capital as is necessary to cause each Subsidiary to be classified as an "adequately capitalized" institution in accordance with the regulations of the FDIC, currently measured on the basis of information filed by Borrower in its quarterly Consolidated Report of Income and Condition (the "Call Report") as follows:

                    (i)   Total Capital to Risk-Weighted
                          Assets of not less than 8%;

                    (ii)  Tier 1 Capital to Risk-Weighted
                          Assets of not less than 4%; and

                    (iii) Tier 1 Capital to average Total
                          Assets of not less than 4% (For the purposes of this subsection (d)(iii) the average Total Assets shall be determined on the basis of information contain in the preceding four (4) Call Reports);

     (e) cause the Borrower to maintain tangible equity capital of no less than that required at any time by any governmental or regulatory agency having jurisdiction over the Borrower. For the purposes of this Section 7(e), "tangible equity capital" shall mean the sum of the common stock, surplus and retained earning accounts reduced by the amount of any goodwill;

     (f) cause the ratio of nonperforming loans to the primary capital of each Subsidiary to be not more than twenty five percent (25%) at all times. For purposes of this Section 7(f), "primary capital" shall mean the sum of the common stock, surplus and retained earning accounts plus the reserve for loan and lease losses and "nonperforming loans" shall mean the sum of all non-accrual loans and loans on which any payment is ninety (90) or more days past due;

        (g) cause the ratios of the loan and lease loss reserve to the total loans of each Subsidiary to be not less than three-quarters of one percent (.75%) at all times;

        (h) cause the Borrower's Return on Assets determined on the basis of information filed in the Borrower's Call Report to be at least seven-tenths of one percent (.70%);

        (i) promptly pay and discharge all taxes, assessments and other governmental charges imposed upon the Borrower or the Subsidiaries or upon the income, profits, or property of the Borrower or the Subsidiaries and all claims for labor, material or supplies which, if unpaid, might by law become a lien or charge upon the property of the Borrower or the Subsidiaries. Neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge or claim, so long as the validity thereof shall be contested in good faith by appropriate proceedings, and reserves therefor shall be maintained on the books of the Borrower or the Subsidiaries as are deemed reasonably adequate by the Bank;

        (j) maintain bonds and insurance and cause the Subsidiaries to maintain bonds and insurance with responsible and reputable insurance companies or associations in such amounts and covering such risk as is usually carried by owners of similar businesses and properties in the same general area in which the Borrower or the Subsidiaries respectively operate, and such additional bonds and insurance as may be reasonably required by the Bank;

        (k) permit and cause the Subsidiaries to permit the Bank through its employees, attorneys, accountants or other agents, to inspect any of the properties, corporate books and financial books and records of the Borrower and the Subsidiaries at such times and as often as the Bank reasonably may request; and

        (l) provide and cause the Subsidiaries promptly to provide the Bank with such other information concerning the business, operations, financial condition and regulatory status of the Borrower and the Subsidiaries as the Bank may from time to time reasonably request.

     8. COLLATERAL.

     Pursuant to the Pledge Agreements, the Borrower, PAC and CBI have concurrently herewith assigned, transferred, pledged and delivered to the Bank as collateral for all of the Borrower's obligations from time to time to the Bank the Subsidiary Shares and any other Pledged Security (as defined in the Pledge Agreements) whether now or hereafter pledged.

     9. EVENTS OF DEFAULT; DEFAULT; RIGHTS UPON DEFAULT.

     The happening or occurrence of any of the following events or acts shall each constitute a Default hereunder, and any such Default shall also constitute a Default under the Notes, the Pledge Agreements and any other loan document, without right to notice or time to cure in favor of the Borrower except as indicated below:

        (a) if the Borrower fails to make payment when due or fails to make any payments as provided for herein and such payment remains unpaid for ten (10) days;

        (b) if there continues to exist any breach under any obligation of any other documents executed pursuant to this Agreement including, without limitation, the Notes and the Pledge Agreements and such breach remains uncured for thirty (30) days;

        (c) if any representation or warranty made in this Agreement shall be false when made or at any time during the term of this Agreement or any extension thereof, or if the Borrower fails to perform or observe any covenant or agreement contained in this Agreement thirty (30) days after notice by Bank;

        (d) if the Borrower fails to perform or observe any covenant or agreement contained in any other agreement between the Borrower or any Subsidiary and the Bank, or if any condition contained in any agreement between the Borrower or any Subsidiary and the Bank is not fulfilled and such failure remains uncured for thirty (30) days;

        (e) if the Borrower shall continue to fail to perform and observe, or cause or permit any Subsidiary to fail to perform and observe any covenants under this Agreement, including, without limitation, all affirmative and negative covenants set forth in Sections 6 and 7 of this Agreement and the same remains uncured for thirty (30) days;

        (f) if the FRS, the FDIC, the Illinois Commissioner of Banks and Trust Companies or other governmental agency charged with the regulation of bank holding companies or depository institutions: (i) issues to the Borrower or any Subsidiary, or initiates any action, suit or proceeding to obtain against, impose on or require from the Borrower or any Subsidiary, a cease and desist order or similar regulatory order, the assessment of civil monetary penalties, articles of agreement, a memorandum of understanding, a capital directive, a capital restoration plan, restrictions that prevent or as a practical matter impair the payment of dividends by such Subsidiary or the payments of any debt by the Borrower, restrictions that make the payment of dividends by such Subsidiary or the payment of debt by the Borrower subject to prior regulatory approval, a notice or finding under Section 51 or Section 52 of the Illinois Banking Act or Section 8(a) of the Federal Deposit Insurance Act, or any similar enforcement action, measure or proceeding; or (ii) issues to any officer or director of the Borrower or any Subsidiary, or initiates any action, suit or proceeding to obtain against, impose on or require from any such officer or director, a cease and desist order or similar regulatory order, a removal order or suspension order, or the assessment of civil monetary penalties;

        (g) if any Subsidiary is notified that it is considered an institution in "troubled condition" within the meaning of 12 U.S.C. Section 1831i and the regulations promulgated thereunder, or if a conservator or receiver is appointed for any Subsidiary;

        (h) if the Borrower or any Subsidiary becomes insolvent or is unable to pay its debts as they mature; or makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts as they mature; or suspends transaction of its usual business, or if a trustee of any substantial part of the assets of the Borrower or any Subsidiary is applied for or appointed, and if appointed in a proceeding brought against the Borrower, the Borrower by any action or failure to act indicates its approval of, consent to, or acquiescence in such appointment, or within thirty (30) days such appointment is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect;

        (i) if any proceedings involving the Borrower or any Subsidiary are commenced by or against the Borrower or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government and if such proceedings are instituted against the Borrower, the Borrower by any action or failure to act indicates its approval of, consent to our acquiescence therein, or an order shall be entered approving the petition in such proceedings and within thirty (30) days after the entry thereof such order is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect; or

        (j) if the Borrower or any Subsidiary continue to be in default in any payment of principal or interest for any other obligation which exceeds $100,000 in the aggregate, or in the performance of any other term, condition or covenant contained in any agreement (including but not limited to an agreement in connection with the acquisition of capital equipment on a title retention or net lease basis), under which any such obligation is created, the effect of which default is to cause or permit the holder of such obligation to cause such obligation to become due prior to its stated maturity.

     Upon the occurrence of a Default, the Bank shall have all rights and remedies provided by applicable law and, without limiting the generality of the foregoing, may, at its option, declare its commitments to be terminated hereunder and under the Notes shall thereupon be and become forthwith, due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in the Notes or the Pledge Agreements to the contrary notwithstanding, and may, also without limitation, appropriate and apply toward the payment of the Notes any indebtedness of the Bank to the Borrower however created or arising, and may, also without limitation exercise any and all rights in and to the collateral security referred to in Section 8 above and under the Pledge Agreements. There shall be no obligation to liquidate any collateral pledge hereunder in any order or with any priority or to exercise any remedy available to the Bank in any order.

     10. MISCELLANEOUS.

        (a) No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder shall operate as a waiver thereof. No single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Time is of the essence in the performance of the covenants, agreements and obligations of the Borrower and the Subsidiaries.

        (b) This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements between the Bank and the Borrower with respect to the subject matter hereof. No amendment, modification, termination or waiver of any provision of this Agreement, the Pledge Agreements or the Notes, or consent to any departure by the Borrower therefrom, shall be effective except for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

        (c) All notices, requests, demands and other communications provided for hereunder shall be: (i) in writing, (ii) made in one of the following manners, and (iii) deemed given (a) if and when personally delivered, (b) on the next business day if sent by nationally recognized overnight courier addressed to the appropriate party as set forth below, or (c) on the second business day after being deposited in United States certified or registered mail, and addressed as follows:


        If to Borrower:                  UnionBancorp, Inc.
                                         122 W. Madison St.
        Ottawa, Illinois  61350
        Attention: Scott R. Grigbsy

                 If to the Bank:         LaSalle National Bank
                                         135 South LaSalle Street
                                         Chicago, Illinois 60674
                                         Attention:  Delmar Rogers, Jr.


or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection.

     (d) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

     (e) This Agreement shall become effective when it shall have been executed by the Borrower and the Bank and thereafter shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein.

     (f) This Agreement and the Notes shall be governed by the internal laws of the State of Illinois, and for all purposes shall be construed in accordance with the laws of said State.

     (g) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or lack of enforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction; wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law.

     (h) All covenants, agreements, representations and warranties made by the Borrower herein shall, notwithstanding any investigation by or knowledge on the part of the Bank, be deemed material and relied on by the Bank and shall survive the execution and delivery to the Bank of this Agreement and the Notes.

     (i) This Agreement shall govern the terms of any extensions or renewals of the Notes, subject to any additional terms and conditions imposed by the Bank in connection with any such extension or renewal.

     (j) The Borrower hereby represents that the indebtedness evidenced hereby constitutes loans made by Bank to enable the Borrower to carry on a commercial enterprise for the purpose of investment or profit and that such loan is a loan for business purposes under the intent and purview of Ill. Rev. Stat. Ch. 17, Section 6404(c).

     (k) The Borrower will pay all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees) in connection with the preparation, negotiations, documentation, execution, delivery, administration, amendment, modification, collection and enforcement of this Agreement, the Notes, the Pledge Agreements and the other instruments and documents to be delivered hereunder. In addition, the Borrower shall pay, and save Bank harmless from any liability for, any and all stamp and other taxes determined to be payable in connection with the execution and delivery of this Agreement, the borrowings hereunder, or the Notes and the other instruments and documents to be delivered hereunder, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes. The foregoing obligations shall survive any termination of this Agreement, the Notes of the Pledge Agreements; provided, that the indemnification of the Bank by the Borrower in connection with any stamp or other taxes shall apply only to those taxes which arise during the term of this Agreement or any extension hereof. Any of the foregoing amounts incurred by Bank and not paid by the Borrower upon demand shall bear interest from the date incurred at the Prime Rate plus two percent (2%) per annum and shall be deemed part of the indebtedness hereunder.

     (l) Any accounting term not specifically defined herein shall be construed in accordance with generally accepted accounting principles which are applied in the preparation of the financial statements referred to in Section 5, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

     (m) The Bank reserves the right to sell participations in the Loans or otherwise assign, transfer or hypothecate all or any part of the Loans. The Bank will not sell the Loans to a non-affiliate without the Borrower's consent, which shall not be unreasonably withheld.

     (n) All covenants, agreements, warranties, and representations of the Borrower herein shall be deemed to have been made jointly and severally by the Borrower and the Subsidiaries.

     (o) The Borrower agrees to do such further acts and things and to execute and deliver to Bank such additional assignments, agreements, powers and instruments, as Bank may reasonably require or deem advisable to carry into effect the purpose of this Agreement, the Notes, the Pledge Agreements or any agreement or instrument in connection herewith, or to better assure and confirm unto Bank its rights, powers and remedies hereunder or under such other loan documents.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                           UNIONBANCORP, INC.


                           By:   \s\ R. Scott Grigsby
                                 --------------------

                           Its:  President
                                 --------------------

                          LASALLE NATIONAL BANK

                          By:   \s\ Wayne A. Veselsky
                                ---------------------

                          Its:  Senior Vice President
                                ---------------------

                                   Exhibit C





  Subsidiary                      Owner of Stock           Number of Shares
  ----------                      --------------           ----------------

  Union Bank-Streator          UnionBancorp, Inc.                    6100

  Union Bank-Sandwich          UnionBancorp, Inc.                  75,000

  Hanover State Bank           Prairie Acquisition Corp.*            1800

  FNB Manlius                  Prairie Acquisition Corp.*            5910

  Bank of Ladd                 Prairie Acquisition Corp.*            2800

  Tampico National Bank        Prairie Acquisition Corp.*           884.9

  Tiskilwa State Bank          Prairie Acquisition Corp.*          14,250

  Farmers State Bank           Prairie Acquisition Corp.*            2675
  Ferris

  Omni Bank Macomb             CBI Acquisition Corp.*                1800

  Prairie Acquisition Corp.    UnionBancorp, Inc.                    1000

  CBI Acquisition Corp.        UnionBancorp, Inc.                    1000








* Wholly owned subsidiary of UnionBancorp, Inc.